Exhibit 10.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

APRINNOVA, LLC
SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is made and entered into as of December 15, 2022 (the “Effective Date”) by and among (i) Nikko Chemicals Co., Ltd., a Japanese corporation (“Nikko Chemicals”) and Nippon Surfactant Industries Co., Ltd., a Japanese corporation (“Nissa” and, together with Nikko Chemicals, “Nikko”), (ii) Amyris, Inc., a Delaware corporation (“Amyris”), and (iii) Aprinnova, LLC, a Delaware limited liability company (the “Company”). All defined terms used herein that are not otherwise defined herein have the meanings ascribed to such terms in the First Amended and Restated LLC Operating Agreement of Aprinnova, LLC (f/k/a Neossance, LLC), effective as of December 12, 2016 (as subsequently amended, restated or modified, the “LLC Agreement”). As used herein, “Party” means each of Nikko Chemicals, Nissa, Amyris or the Company, as applicable.
WHEREAS, Nikko collectively holds 50 Shares (as defined in the LLC Agreement) of the Company (the “Shares”), consisting of 40 Shares held by Nikko Chemicals and 10 Shares held by Nissa;
WHEREAS, Amyris desires to purchase from Nikko, and Nikko accepts to sell to Amyris, for an aggregate purchase price of $49,000,000 (the “Purchase Price”), 49 Shares (such shares, the “Purchased Shares,” and such purchase, the “Purchase”), of which 39 Purchased Shares shall be sold, assigned and transferred by Nikko Chemicals and 10 Purchased Shares shall be sold, assigned and transferred by Nissa on the terms and conditions contained in this Agreement; and
WHEREAS, Nikko Chemicals will retain 1 Share following the transactions contemplated by this Agreement (the “Retained Share”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Sale and Purchase of Shares.
1.1     Purchase. Subject to the terms and conditions of this Agreement, Amyris agrees to purchase at the Closing (as defined below), and each of Nikko Chemicals and Nissa agree to sell, assign and transfer to Amyris at the Closing, that number of Shares set forth opposite their respective names on Exhibit A attached hereto, at a purchase price of $1,000,000 per Purchased Share. The sale, assignment and transfer of the Purchased Shares shall include the corresponding Company Interest represented by such Purchased Shares; provided, that Nikko shall be entitled to the Company’s distribution of Net Cash Flow pursuant to Section 5.1 of the LLC Agreement, subject to any deduction or withholding that is required by Applicable Law, based on the Purchased Shares pro-rated for the period it held such Purchased Shares during the Company’s calendar year ended December 31, 2023. For example, if Nikko executes this Agreement as of December 15, 2022 and the Closing occurs as of February 13, 2023, Nikko shall be entitled to 50% of the Company’s distributable Net Cash Flow for the period between January 1, 2022 and December 31, 2022 and for the period between January 1, 2023 and February 12, 2023, and 1% of the Company’s distributable Net Cash Flow for the period between February

13, 2023 and December 31, 2023 and for any periods thereafter so long as Nikko holds the Retained Share.
1.2     Consent. Amyris hereby consents to the transfer (as defined in the LLC Agreement) of the Purchased Shares as contemplated by this Agreement for all purposes, including for purposes of Article 6 of the LLC Agreement.
2.Payments & Closing Transactions.
2.1     Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the following transactions shall be consummated on the Closing Date (as defined below):
(a)     The Parties shall take such actions and make such deliveries as described in Sections 3.5 and 3.6 below;
(b)     Amyris shall pay or cause to be paid by wire transfer of immediately available funds, in accordance with the instructions provided by Nikko to Amyris (which wire instructions must be in writing and provided to Amyris no later than the second (2nd) business day prior to the Closing Date), the following:
(i)        cash in an amount equal to the Purchase Price to Nikko Chemicals and Nissa, as attributed to Nikko Chemicals and Nissa, respectively, on Exhibit A attached hereto, in each case, less the Deductions and Withholdings that Amyris is permitted to make under Section 2.2 with respect to the purchase and sale of the Purchased Shares from Nikko Chemicals and Nissa; and
(ii)    cash in an amount equal to $250,000 to Nikko Chemicals, less the Deductions and Withholdings that Amyris is permitted to make under Section 2.2 (the “Settlement Amount”), in full settlement of any amounts claimed to be owed by Amyris to Nikko Chemicals pursuant to that certain Commercial Terms Agreement, dated March 15, 2021, by and among the Company, Amyris and Nikko Chemicals (the “Commercial Terms Agreement”); and
(c)     The Company shall pay or cause to be paid by wire transfer of immediately available funds, in accordance with the instructions provided by Nikko to the Company (which wire instructions must be in writing and provided to the Company no later than the second (2nd) business day prior to the Closing Date), to each of Nikko Chemicals and Nissa the distributions of the Company’s Net Cash Flow for calendar year 2021, as set forth on Exhibit A (the “Distribution Amounts”), which amounts as set forth on Exhibit A, for the sake of clarity, are net any Deductions and Withholdings.
2.2     Withholding. Amyris and the Company shall be entitled to deduct and withhold from the Purchase Price, the Settlement Amounts, the Distribution Amounts or any other amounts otherwise payable pursuant to this Agreement such amount as Amyris or the Company, as applicable, is required to deduct and withhold under Applicable Law (such amounts, the “Deductions and Withholdings”). Amyris and the Company, as applicable, shall provide an evidence of such deduction and withholding, as well as payments to the US tax authority, to Nikko. To the extent that amounts are so deducted or withheld by Amyris or the Company, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding was made.

3.Closing.
3.1     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Shearman & Sterling LLP in San Francisco, California, two (2) business days following the satisfaction (or waiver by the Party entitled to the benefit thereof) of the conditions to Closing set forth in Sections 3.4 and 3.5 (other than the conditions that must be satisfied (or waived by the party entitled to the benefit thereof) at the Closing); provided, however, that the Closing shall not occur prior to the sixtieth (60th) calendar day following the Effective Date (the “Proposed Closing Date”), provided, further, however, that upon written notice to Nikko, Amyris, in its sole discretion, may elect for the Closing to take place on a date earlier than the Proposed Closing Date. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”
3.2     Transfer. For value received upon the Closing, Nikko hereby irrevocably sells, assigns and transfers to Amyris the Purchased Shares. For clarification, Nikko shall retain all right, title and interest in and to the Purchased Shares until Amyris provides Nikko with a Federal Reference Number screen shot evidencing the date and time of Amyris’s payment of the Purchase Price, less the Deductions and Withholdings that Amyris is permitted to make under Section 2.2, and the bank designated by Nikko has received the Purchase Price, less the Deductions and Withholdings that Amyris is permitted to make under Section 2.2.
3.3     Each Party’s Obligations on the Effective Date. On the Effective Date:
(a) The Company, Amyris and Nikko shall execute and deliver to each other party thereto the Second Amended and Restated LLC Operating Agreement, in substantially the form attached hereto as Exhibit B (the “Operating Agreement”).
(b) Amyris and Nikko shall execute and deliver to each other party thereto that certain Distribution Agreement, in substantially the form attached hereto as Exhibit C (the “Distribution Agreement”).
(c) Amyris and Nikko shall execute and deliver to each other party thereto that certain Termination Agreement, in substantially the form attached hereto as Exhibit D (the “Termination Agreement”).
3.4     Conditions to each Party’s Obligations at Closing. The obligations of each party to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
(a) All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of any jurisdiction that are required in connection with the lawful sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.
(b) Each of the Operating Agreement, Distribution Agreement and Termination Agreement shall be in full force and effect as of the Closing.
(c) A certificate of the Company, dated as of the Closing Date, complying with the provisions of U.S. Treasury Regulations Section 1.1445-11T(d)(2), in form and substance reasonably acceptable to Amyris and Nikko.

3.5     Conditions to Amyris’s Obligations at Closing. The obligations of Amyris to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
(a) The representations and warranties of Nikko contained in Section 5 shall be true and correct in all respects as of the Effective Date and as of the Closing.
(b) Nikko shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Nikko on or before such Closing.
3.6     Conditions to Nikko’s Obligations at Closing. The obligations of Nikko to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
(a) The representations and warranties of Amyris contained in Section 4 shall be true and correct in all respects as of the Effective Date and as of the Closing.
(b) Amyris shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Amyris on or before such Closing.
4.Representations and Warranties of Amyris. Amyris hereby represents and warrants to Nikko, as of the Effective Date and as of the Closing Date, as follows:
4.1     Consents. All consents, approvals, authorizations and orders required, on behalf of Amyris for the execution and delivery of this Agreement, the Purchase and the consummation of the transactions contemplated herein have been obtained and are in full force and effect.
4.2     Authority. Amyris has full power and authority to enter into and perform its obligations set forth in this Agreement and to purchase the Purchased Shares pursuant to this Agreement. All corporate action on the part of Amyris necessary for the authorization, execution and delivery of this Agreement, the Purchase pursuant hereto and the performance of all of Amyris’s obligations under this Agreement have been taken or will be taken prior to the Closing. This Agreement has been duly authorized, executed and delivered by Amyris, and constitutes a valid and legally binding obligation of Amyris, enforceable against Amyris in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
4.3     Sophisticated Buyer. Amyris (a) has read and fully considered this Agreement and desires to enter into this Agreement, (b) has been advised to consult with an attorney, tax consultant and other advisors prior to executing this Agreement, (c) has had an opportunity to consult with its own legal and tax advisors with respect to the transaction contemplated by this Agreement, (d) is relying on the advice of its own legal and tax advisors with respect to the transaction contemplated by this Agreement, (e) is a financially sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (f) has received and reviewed or has had full access to all the information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement, and (g) has independently and without reliance upon Nikko or its directors, officers, attorneys or other advisors, and based on such information and the advice of such advisors as Amyris has deemed appropriate, made its own analysis and decision to enter into this Agreement. Amyris has entered into this Agreement voluntarily, with a full understanding of this Agreement and the transactions contemplated hereby.
4.4     Disclosure. Amyris acknowledges that Amyris has received all the information Amyris considers necessary or appropriate for deciding whether to enter into this Agreement. Amyris further represents that Amyris has had an opportunity to ask questions and receive full answers from the Company concerning, among other things, its financial condition, its management, its prior activities and any other information which Amyris considers relevant or appropriate in connection with entering into this Agreement.
4.5     Claims and Legal Proceedings. There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to Amyris’s knowledge, threatened, against Amyris before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other person or entity, that questions the validity of this Agreement or any action taken or to be taken by Amyris pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.
4.6     No Conflicts. The execution, delivery and performance of this Agreement by Amyris, and the consummation by Amyris of the transactions contemplated by this Agreement, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any material law, judgment, decree, order, regulation or rule of any courts, agency or other government authority binding upon Amyris, (b) require any consent, approval or authorization of, or, to Amyris’s knowledge, declaration, filing or registration with, any person or entity, or (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any Party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which Amyris is a party or by which it is bound or to which any assets of Amyris are subject (except for any that may be created by law).
5.Representations And Warranties of Nikko. Nikko, jointly and severally, hereby represents and warrants to Amyris, as of the Effective Date and as of the Closing Date, as follows:
5.1     Transfer for Own Account. Nikko is selling, assigning and transferring the Purchased Shares for Nikko’s own account only.
5.2     Title. Nikko has valid marketable title to the Shares free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than the restriction set forth in Article 6 of the LLC Agreement, which restriction has been waived or satisfied on or prior to the date hereof (and except for state and federal securities laws of the United States of America). Upon the sale, assignment and transfer of the Purchased Shares and payment therefor, in accordance with the provisions of this Agreement, Amyris will acquire valid marketable title to the applicable Purchased Shares being acquired by Amyris from Nikko hereunder free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest except for any lien, security interest, encumbrance, claim or equitable interest created by Amyris or as set forth herein and except for state and federal securities laws of the United States of America.
5.3     Consents. Except for the restriction set forth in Article 6 of the LLC Agreement, which restriction has been waived or satisfied as of the date hereof, the execution, delivery and performance by Nikko of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not require the consent, approval, authorization or order of any third party (including any court, governmental agency or body), except for such consents, approvals and orders as have been obtained.
5.4     Authority. Nikko has full power and authority to enter into and perform its obligations set forth in this Agreement and to sell the Purchased Shares pursuant to this Agreement. Except as set forth in the Agreement, Nikko is not obligated to sell, assign or transfer the Purchased Shares to any other person or entity. All corporate action on the part of Nikko necessary for the authorization, execution and delivery of this Agreement, the Purchase pursuant hereto and the performance of all of Nikko’s obligations under this Agreement have been taken or will be taken prior to the Closing. This Agreement has been duly authorized, executed and delivered by Nikko, and constitutes a valid and legally binding obligation of Nikko, enforceable against Nikko in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
5.5     Sophisticated Seller. Nikko (a) has read and fully considered this Agreement and desires to enter into this Agreement, (b) has been advised to consult with an attorney, tax consultant and other advisors prior to executing this Agreement, (c) has had an opportunity to consult with its own legal and tax advisors with respect to the transaction contemplated by this Agreement, (d) is relying on the advice of its own legal and tax advisors with respect to the transaction contemplated by this Agreement, (e) is a financially sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (f) has received and reviewed or has had full access to all the information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement, and (g) has independently and without reliance upon the Company, Amyris or their respective directors, officers, attorneys or other advisors, and based on such information and the advice of such advisors as Nikko has deemed appropriate, made its own analysis and decision to enter into this Agreement. Nikko has entered into this Agreement voluntarily, with a full understanding of this Agreement and the transactions contemplated hereby. Nikko acknowledges that neither the Company, Amyris nor any Related Party (as defined below) of either the Company or Amyris is acting as a fiduciary or financial or investment adviser to Nikko, nor has the Company or Amyris (nor any director, officer, advisor or affiliate of the Company or Amyris) given Nikko any investment advice, opinion or other information on whether the sale of the transactions contemplated by this Agreement are prudent. Nikko has considered, without limitation, the opportunity to achieve current liquidity, the risk of holding securities for an uncertain amount of time, the possibility that the Company’s securities will achieve liquidity through a public offering, private sale or acquisition or otherwise at prices substantially higher than the price to be paid by Amyris pursuant to this Agreement, the Company’s financial condition, the Company’s growth, the Company’s position in its market, and the Company’s success in commercialization of its products and services offerings, and that it is foregoing any benefit therefrom or from any other equity appreciation or other equity rights in the Company with respect to the Shares. Nikko acknowledges that (i) Amyris and the Company currently may have, and later may come into possession of, information with respect to the Company that is not known to Nikko and that may be material to a decision to sell or retain the Shares (“Nikko Excluded Information”), (ii) Nikko has determined to sell, assign and transfer the Purchased Shares and retain the Retained Share notwithstanding its lack of knowledge of Nikko Excluded Information, and (iii) neither Amyris nor the Company shall have any liability to Nikko (and Nikko waives and releases any claims Nikko might have against the Company, Amyris and their respective directors, officers, advisors or affiliates) with respect to the nondisclosure of Nikko Excluded Information in connection with the transactions contemplated by this Agreement. Nikko Excluded Information includes, without limitation, information with respect to the Company’s current and forecasted financial and operating performance, information with respect to current and expected products of the Company, information with respect to current or expected customers or partners of the Company and information with respect to current or expected financial events involving the Company such as an outside investment, merger or sale or public offering of the Company’s units. Nikko understands that Amyris will rely on the accuracy and truth of the foregoing representations, and Nikko hereby consents to such reliance. Nikko acknowledges that the Purchase Price represents a negotiated price and may not accurately reflect the fair market value of the Purchased Shares. Nikko acknowledges and understands that the Purchased Shares may increase in value after the date hereof and the Retained Share may decline in value after the date hereof, and that Nikko shall not realize the upside potential with respect to the Purchased Shares or avoid the downside potential with respect to the Retained Share.
5.6     Disclosure. Nikko acknowledges that Nikko has received all the information Nikko considers necessary or appropriate for deciding whether to enter into this Agreement. Nikko further represents that Nikko has had an opportunity to ask questions and receive full answers from the Company concerning, among other things, its financial condition, its management, its prior activities and any other information which Nikko considers relevant or appropriate in connection with entering into this Agreement.
5.7     Claims and Legal Proceedings. There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to Nikko’s knowledge, threatened, against Nikko before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other person or entity, that questions the validity of this Agreement or any action taken or to be taken by Nikko pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.
5.8     No Conflicts. The execution, delivery and performance of this Agreement by Nikko, and the consummation by Nikko of the transactions contemplated by this Agreement, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any material law, judgment, decree, order, regulation or rule of any courts, agency or other government authority binding upon Nikko, (b) require any consent, approval or authorization of, or, to Nikko’s knowledge, declaration, filing or registration with, any person or entity, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any Party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which Nikko is a party or by which it is bound or to which any assets of Nikko are subject (except for any that may be created by law), or (d) result in the creation of any lien or encumbrance upon the assets of Nikko, or upon any of Nikko’s Shares (except for any lien or encumbrance that may be created by law).
5.9     Regulatory Requirements. Nikko (a) has satisfied itself as to the full observance of the laws, rules and regulations applicable to Nikko in connection with the sale, assignment and transfer of the Purchased Shares, including (i) the legal requirements of the jurisdictions of Nikko’s residence for such sale, (ii) any foreign exchange management or restrictions applicable to such sale, (iii) any governmental or other consents that may need to be obtained or filings that need to be made and (iv) the tax consequences applicable to such sale, and (b) has no taxes or demands that are payable to the tax or revenue authorities to which Nikko is subject that may cause the sale, assignment and transfer of the Purchased Shares to be rendered void.
6.Tax Matters.
6.1     Tax Indemnity.

(a)     Each of Nissa and Nikko Chemicals represents and warrants that they have made the tax payments on a timely basis based on the information made available by the Company. From and after the Closing, each of Nissa and Nikko Chemicals will severally and jointly indemnify and hold the Company, Amyris, each of their respective affiliates and the officers, directors and employees of the foregoing persons (each, an “Amyris Indemnified Party”) harmless from and against all losses that are incurred by the applicable Amyris Indemnified Party to the extent that such Losses arise out of, or result from: (i) any income taxes of Nissa or Nikko Chemicals for any taxable period, or portion thereof, ending on or prior to the Closing (or any deduction or withholding obligations that relate to such income taxes); provided, that neither Nissa nor Nikko Chemicals shall be responsible under this clause (i) for any penalties that are imposed by a governmental authority arising from the failure to timely pay the correct amount of taxes to the extent that Nissa or Nikko Chemicals, as the case may be, timely paid the correct amount of applicable taxes based on information provided by the Company, (ii) the portion of the Transfer Taxes that are the responsibility of Nikko under Section 6.5, and/or (iii) any amounts required to be withheld or deducted as a result of the transactions contemplated under this Agreement; provided, that neither Nissa nor Nikko Chemicals shall be responsible under this clause (iii) for (1) any penalties that are imposed by a governmental authority as a result of Amyris’ failure to withhold or deduct the correct amount as a result of the transactions contemplated under this Agreement or (2) any penalties or interest that are imposed by a governmental authority as a result of Amyris’ failure to timely pay to the applicable governmental authority any amounts that are withheld or deducted by Amyris in accordance with Section 2.2.
(b)     From and after the Closing, Amyris will indemnify and hold Nissa, Nikko Chemicals, each of their respective affiliates and the officers, directors and employees of the foregoing persons (each, an “Nikko Indemnified Party” and, together with Amyris Indemnified Party, an “Indemnified Party”) harmless from and against all losses that are incurred by the applicable Nikko Indemnified Party to the extent that such Losses arise out of, or result from: (i) any income taxes of Amyris for any taxable period, or portion thereof, ending on or prior to the Closing (or any deduction or withholding obligations that relate to such income taxes), (ii) the failure to withhold the correct amount from any payment that is made to Amyris under this Agreement, and/or (iii) the portion of any Transfer Taxes that are the responsibility of Amyris under Section 6.5.
(c)     Payment of any Losses that are indemnifiable under Section 6.1 shall be made by wire transfer of immediately available funds to a bank account designated in writing by the applicable Indemnified Party within ten (10) days following written notice from the applicable Indemnified Party to the Party requesting the payment.
(d)     Notwithstanding any provision in this Agreement to the contrary, the indemnification obligations under this Section 6.1 shall survive the Closing and shall remain in full force until the date that is thirty (30) days after the expiration of the applicable statutes of limitations period for the applicable liability (taking into account any extensions or waivers thereof); provided, that in the event that notice of any claim for indemnification under this Section 6.1 shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the legal and factual basis for such claim (in light of the facts then known), the indemnification claim shall survive until such time as such claim is fully and finally resolved.
(e)     For applicable tax purposes, the Parties hereto agree to treat all payments made pursuant to this Section 6.1 as an adjustment to the Purchase Price, unless a different treatment is otherwise required by Applicable Law.

6.2     Tax Contests. After the Closing, any audit, examination, or judicial or administrative proceeding with respect to taxes of the Company shall be controlled by the Company Representative in accordance with the LLC Agreement. The Parties shall, in accordance with the Operating Agreement, cause the Company Representative to make the election under Section 6226 of the Code (or any similar provision of Applicable Law) with respect to any “imputed underpayment” within the meaning of Section 6225 of the Code (or any similar provision of Applicable Law) that arises in connection with any such audit, examination, or judicial or administrative proceeding.
6.3     Tax Returns.
(a)     The Company shall prepare, or cause to be prepared, at its sole expense any tax return of the Company that is due after the Closing.
(b)     In preparing any income tax return of the Company for a taxable period of the Company that begins on or before, and ends after, the date of the Closing, for purposes of allocating income, gain, deduction or loss with respect to the Purchased Shares between (i) Nikko (for a taxable period, or portion thereof, ending on or before the date of the Closing) and (ii) Amyris (for a taxable period, or portion thereof, ending on or before the date of the Closing), the Company shall use the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or non-U.S. law) to account for any varying interests in the Company arising as a result of the sale of the Shares hereunder.
(c)     The Parties agree to cause the Company to make an election under Section 754 of the Code (and any corresponding election that is available under state or local law) for its taxable period that includes the date of the Closing, unless a valid election under Section 754 of the Code (and any corresponding election that is available under state or local law) was previously made by the Company, provided that if such election causes any damages or losses to Nikko, then Amyris shall compensate such damages and losses.
6.4     Tax Cooperation. After the Closing, the Parties shall (and shall cause their respective Affiliates to): (i) assist the other Parties in preparing any tax returns that such other Parties are responsible for preparing and filing under Applicable Law, (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a governmental authority regarding, any taxes or tax returns of the Company, and (iii) make available to the other Parties all information in such Party’s possession relating to the Company that may be relevant to any tax return, audit, examination, or judicial or administrative proceeding with respect to any taxes or tax return of the Company; provided, that nothing in this Section 6.4 shall require Nikko or Amyris to provide its income tax return (or an income tax return of any of its Affiliates) to another Party.
6.5     Transfer Taxes. Each of Amyris, on the one hand, and Nikko, on the other hand, shall each be responsible for timely paying, to the tax authority, fifty percent (50%) of any and all transfer, documentary, sales, use, stamp, registration, excise, recording, value added, conveyance, stock transfer, gross receipts, duty, securities transactions and other such similar taxes and fees (including any penalties, interest, additions to tax and additional amount imposed) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated herein (“Transfer Taxes”) and promptly providing an official payment evidence to the other Party. The Parties agree to reasonably cooperate (i) in the filing of any tax returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such tax returns and (ii) in order to reduce or eliminate any Transfer Taxes.

6.6     Allocation. Within ninety (90) days following the Effective Date, Amyris shall deliver to Nikko an allocation of the sum of the Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes among the assets of the Company, which shall be used by the Parties for U.S. federal income tax purposes (including for purposes of Sections 751 and 755 of the Code) (the “Allocation”). If Nikko objects to the proposed Allocation, Nikko shall deliver to Amyris written notice of such objection within thirty (30) days after its receipt the proposed Allocation from Amyris, setting forth in reasonable detail the basis for such objection; provided, that if Nikko does not provide such written notice of its objection within such thirty (30) day period, Nikko shall be deemed to have accepted the proposed Allocation that was prepared and delivered by Amyris. If Nikko delivers written notice of its objection (the “Objection Notice”) within such thirty (30) day period, Amyris and Nikko thereafter shall negotiate in good faith to resolve any differences regarding such proposed Allocation, and if they cannot agree in fifteen (15) business days after the delivery of a written objection to Amyris (the “Resolution Period”), the matters in dispute (but only the matters in dispute) shall be submitted to a mutually agreed upon accounting firm of recognized national standing (the “Accounting Firm”) chosen by the Parties no later than ten (10) business days following the termination of the Resolution Period. The Accounting Firm’s determination shall be final and binding on Amyris and Nikko. The fees and expenses of the Accounting Firm incurred in connection with such determination shall be borne fifty percent (50%) by Amyris and fifty percent (50%) by Nikko. If the Parties cannot agree upon an Accounting Firm in accordance with this Section 6.6 within five (5) business days from the receipt by a Party of the Objection Notice relating to the Allocation, then either Party may request that the American Arbitration Association (“AAA”) appoint a partner in an accounting firm which has not performed any services as of the date hereof for any Party (such firm, the “Independent Firm”) (other than an accounting firm that is then providing auditing services to any Party). The Independent Firm or partner selected by the Parties or the AAA, as the case may be (the “Accounting Arbitrator”), shall act in accordance with the Expedited Procedures of the AAA’s Commercial Arbitration Rules to resolve all points of disagreement, and its decision shall be final and binding upon the Parties and may be entered and enforced in any court having jurisdiction. Following the decision of the Accounting Arbitrator, the Parties shall each promptly take or cause to be taken any action necessary to implement the decision of such Accounting Arbitrator. The Parties agree that none of them will, or will permit any of their Affiliates to, take any position on a tax return or in connection with an audit, examination or judicial or administrative proceeding that is inconsistent with the Allocation; provided, that nothing in this Section 6.6 shall prevent a Party (or any of its Affiliates) from settling or compromising any audit, examination or judicial or administrative proceeding relating to the Allocation.
6.7     Tax Consequences. Nikko expressly acknowledges and agrees that neither Amyris nor any of its respective officers, directors, members, agents, representatives, counsel, affiliates or Related Parties has made warranties or representations to Nikko with respect to the income tax consequences or tax treatment of the transactions contemplated by this Agreement and with respect to any other securities of the Company (or right to acquire such securities) which Nikko currently owns or in the future may acquire. Nikko has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Nikko is relying solely on such advisors and not on any statements or representations of the Company, Amyris or any of their respective Related Parties, agents or counsel for the federal, state, local and foreign tax consequences to it that may result from the transactions contemplated by this Agreement. Unless otherwise provided in this Agreement, Nikko agrees and understands that Nikko is solely responsible for payment of any and all federal, state, local and foreign taxes arising as a result of Nikko’s receipt of the Purchase Price and any other consideration provided hereunder by Amyris (and any interest, penalties or assessments thereon).

7.Release.
7.1     Nikko Release. Nikko understands and hereby agrees that, effective as of the Closing, Nikko, on behalf of itself and its Related Parties, administrators, beneficiaries, agents and affiliates (collectively, the “Nikko Releasing Parties”), hereby unconditionally and irrevocably waives, releases and forever discharges Amyris, the Company, and their respective Related Parties (collectively, the “Amyris/Company Released Parties”) from any and all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs and expenses of every kind and nature whatsoever, in each case, whether known or unknown, past, present or future, at law or in equity, contingent or otherwise, liquidated or unliquidated, arising or resulting from or relating, directly or indirectly, to, as applicable, (i) Nikko’s relationship with Amyris and the Company, and Amyris’s and the Company’s conduct toward Nikko, prior to and until the Closing (including any claims based on the conduct, management or operation of the business and affairs of the Company by Amyris or any act, omission, event or occurrence related thereto), (ii) the Commercial Terms Agreement, and (iii) the negotiation or execution of this Agreement, or any of the documents entered into in connection therewith or any transactions entered into or consummated as contemplated by this Agreement (collectively, “Nikko Released Claims”), and none of the Nikko Releasing Parties shall seek to recover any amounts in connection therewith or thereunder from such Amyris/Company Released Parties. The Nikko Releasing Parties understand that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Amyris/Company Released Parties, except as expressly set forth in this release (this release, the “Nikko Release”). The Nikko Released Claims do not include any Excluded Matters (as defined below). Nikko irrevocably promises not to, and Nikko promises to cause each of its respective Nikko Releasing Parties not to, bring any action of any kind against any of the Amyris/Company Released Parties in any forum (including, without limitation, any administrative agency) if and to the extent it relates in any way to the Nikko Released Claims, except that the foregoing will not restrict any of the Nikko Releasing Parties from bringing any action related to the Excluded Matters.
7.2     Amyris/Company Release. Each of Amyris and the Company understand and hereby agree that, effective as of the Closing, each of them, on behalf of themselves and their respective Related Parties, administrators, beneficiaries, agents and affiliates (collectively, the “Amyris/Company Releasing Parties”), hereby unconditionally and irrevocably waives, release and forever discharges Nikko and their respective Related Parties (collectively, the “Nikko Released Parties,” together with the Amyris/Company Released Parties, the “Released Parties”) from any and all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs and expenses of every kind and nature whatsoever, in each case, whether known or unknown, past, present or future, at law or in equity, contingent or otherwise, liquidated or unliquidated, arising or resulting from or relating, directly or indirectly, to, as applicable, (i) the relationship of Amyris and the Company with Nikko, and Nikko’s conduct toward Amyris and the Company, prior to and until the Closing, (ii) the Commercial Terms Agreement, and (iii) the negotiation or execution of this Agreement, or any of the documents entered into in connection therewith or any transactions entered into or consummated as contemplated by this Agreement (collectively, the “Amyris/Company Released Claims”), and none of the Amyris/Company Releasing Parties shall seek to recover any amounts in connection therewith or thereunder from such Nikko Released Parties. The Amyris/Company Releasing Parties understand that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Nikko Released Parties, except as expressly set forth in this release (this release, the “Amyris/Company Release,” and together with the Nikko Release, the “Release”). The

Amyris/Company Released Claims do not include any Excluded Matters. Amyris and the Company irrevocably promise not to, and each of Amyris and the Company promise to cause the Amyris/Company Releasing Parties not to, bring any action of any kind against any of the Nikko Released Parties in any forum (including, without limitation, any administrative agency) if and to the extent it relates in any way to the Amyris/Company Released Claims, except that the foregoing will not restrict any of the Amyris/Company Releasing Parties from bringing any action related to the Excluded Matters.
7.3     For purposes of this Agreement, “Excluded Matters” means (a) rights that cannot be waived as a matter of law, including a Releasing Party’s right to participate in any agency investigation or proceeding (the Releasing Party is waiving, however, any right to recover money in connection with such a charge or investigation), (b) any unfulfilled obligations of a Party arising under that certain Amyris Squalene Supply Agreement, dated as of December 17, 2014, by and between Nikko and Amyris (as amended, restated or modified from time to time in writing, the “Supply Agreement”); provided, that such obligations (i) exist as of the Effective Date, (ii) have arisen in the ordinary course of business, including, but not limited to, payment obligations, warranty obligations, obligations related to unfulfilled orders, and (iii) are not as a result of a breach of the Supply Agreement by a Party, (c) the tax indemnity under Section 6.1, and (d) any [***] of Nikko arising under the Commercial Terms Agreement with respect to the obligation of Nikko and its affiliates to purchase [***] described in the Commercial Terms Agreement for the calendar year ended December 31, 2022.

7.4     For purposes of this Agreement, a “Related Party” or “Related Parties” shall mean in relation to a Party (i) each entity controlled by, controlling or under common control with such Party, (ii) the past, present and future directors, officers, employees, stockholders, controlling persons, partners (direct or indirect), managers, members (direct or indirect), agents, subsidiaries, attorneys, financial advisors, investment banking advisors, insurers and representatives of such Party and/or the respective entities identified or otherwise referred to in clause (i) of this sentence and (iii) the successors and past, present and future assigns of such Party and the Parties referred to in clauses (i) or (ii) of this sentence.
7.5     For the purpose of implementing a full and complete release and discharge, the Parties acknowledge that this Section 7 is intended to include in its effect claims that a Party does not know or suspect to exist in its favor at the time of execution of this Agreement, and this Section 7 contemplates the extinguishment of all such claims. ACCORDINGLY, THE PARTIES HEREBY WAIVE ANY RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLE THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A RELEASING PARTY DOES NOT KNOW OF OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTION OF THE RELEASE, WHICH IF KNOWN WOULD HAVE AFFECTED ITS RELEASE AGREEMENT WITH THE RELEASED PARTY, OR THAT WOULD OTHERWISE LIMIT THE SCOPE AND BREADTH OF THIS RELEASE IN ANY WAY. Each Party represents and warrants to the other Party is not currently aware of the existence of any actual or potential Nikko Released Claims or Amyris/Company Released Claims such Party may have in accordance with this Section 7.5 against the other Party that would survive Release.
7.6     To the extent that the foregoing Release is a waiver and release to which Section 1542 of the California Civil Code or similar provisions of other applicable law applies, it is the intention of the Parties that the foregoing waiver and release shall be effective as a bar to any and all actions, fees, damages, losses, claims, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected specified herein. In furtherance of this intention, as limited to the Release, each Party, as applicable, expressly waives any and all rights and benefits conferred upon it by the provisions of Section 1542 of the California Civil Code or similar provisions of applicable law which are as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
8.General Provisions.
8.1     Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the Purchase shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
8.2     Survival of Warranties. Unless otherwise set forth in this Agreement, the respective representations and warranties of Nikko and Amyris contained in or made pursuant to (i) Section 4.2 (Authority), Section 5.1 (Transfer for Own Account), Section 5.2 (Title) and Section 5.4 (Authority) of this Agreement shall survive execution and delivery of this Agreement and the Closing, (ii) Section 4.1 (Consents), Section 4.3 (Sophisticated Buyer), Section 4.4 (Disclosure), Section 5.3 (Consents), Section 5.5 (Sophisticated Seller), Section 5.6 (Disclosure) and Section 5.9 (Regulatory Requirements) of this Agreement shall survive execution and delivery of this Agreement and the Closing until thirty (30) days following the expiration of the statute of limitations applicable thereto, and (iii) Section 4.5 (Claims and Proceedings), Section 4.6 (No Conflict), Section 5.7 (Claims and Proceedings) and Section 5.8 (No Conflict) of this Agreement shall survive execution and delivery of this Agreement and the Closing until the twelve month anniversary of the Closing Date, and, in each case, shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the other Party.
8.3     Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement (for the avoidance of doubt, the Indemnified Parties are intended beneficiaries of the indemnification set forth in Section 6.1).
8.4     Governing Law and Dispute Resolution. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. The Parties (a) hereby irrevocably and unconditionally consent to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Chancery Court of the State of Delaware any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
8.5     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page hereto, or as subsequently modified by written notice.
8.6     Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
8.7     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
8.8     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
8.9     Entire Agreement. This Agreement, the LLC Agreement and the agreements and documents referred to herein, together with all the schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.
8.10     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
8.11     Amendment and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of Amyris, Nikko Chemicals and Nissa.
8.12     No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Party, severally and jointly, agrees to indemnify and to hold harmless the other Party from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Party is responsible.
8.13     Cost of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings against any other Party to this Agreement,

the non-prevailing Party or Parties named in such legal proceedings shall pay all costs and expenses incurred by the prevailing Party or Parties, including, without limitation, all reasonable attorneys’ fees.
8.14     Specific Performance. Unless this Agreement has been terminated, each Party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause one or more of the other Parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a Party of any provision of this Agreement, each Party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any Party for such breach or threatened breach, including but not limited to the recovery of money damages, and the Parties agree that such equitable remedies may be enforced in any federal or state courts located in the State of Delaware.
8.15     Confidentiality. Each Party agrees to maintain the confidentiality of this Agreement, including the Purchase Price, and not to disclose any terms or conditions of this Agreement; provided, however, that each Party may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with this Agreement or (ii) as may otherwise be required by law; provided, that such Party takes reasonable steps to minimize the extent of any such required disclosure.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties have executed this Share Purchase Agreement as of the Effective Date written above.
AMYRIS:

AMYRIS, INC.

By:     /s/ John Melo
Name:     John Melo
Title:     President and Chief Executive Officer

Address:      5885 Hollis Street, Suite 100
     Emeryville, California 94608, USA

COMPANY:

APRINNOVA, LLC

By:     /s/ John Melo
Name: John Melo
Title: Chief Executive Officer

Address:    c/o Amyris, Inc.
    5885 Hollis Street, Suite 100
    Emeryville, California 94608, USA

    Signature Page to Share Purchase Agreement

The parties have executed this Share Purchase Agreement as of the Effective Date written above.
NIKKO:

NIKKO CHEMICALS CO., LTD.

By:     /s/ Hideyuki Nakahara
Name:     Hideyuki Nakahara
Title:     President & Chief Executive Officer

Address:     1-4-8, Nihonbashi-Bakurocho
    Chuo-ku, Tokyo 103-0002, Japan

NIPPON SURFACTANT INDUSTRIES CO., LTD.

By:     /s/ Shizuo Ukaji
Name:     Shizuo Ukaji
Title:     President & Chief Executive Officer

Address:     1-4-8, Nihonbashi-Bakurocho
    Chuo-ku, Tokyo 103-0002, Japan

    Signature Page to Share Purchase Agreement